Exhibit 99.1

Celldex Therapeutics Appoints Margo Heath-Chiozzi, M.D., as Senior Vice President, Regulatory Affairs

HAMPTON, N.J., October 3, 2017 — Celldex Therapeutics, Inc. (NASDAQ:CLDX) today announced that Margo Heath-Chiozzi, M.D., has joined the Company as Senior Vice President, Regulatory Affairs. She was previously Vice President, Global Submissions and Regulatory Policy at Bristol-Myers Squibb Company, where she provided executive global regulatory strategy leading to nine product approvals. Dr. Heath-Chiozzi brings over 25 years of experience in senior leadership roles in regulatory sciences, pharmacogenetics and product development within the pharmaceutical industry and as a practicing physician and clinical researcher.

“Dr. Heath-Chiozzi’s strong track record of drug approvals and her exceptional understanding of the regulatory environment position her well to lead our global regulatory strategy,” said Anthony Marucci, Co-founder, President and Chief Executive Officer of Celldex Therapeutics. “She is sincerely passionate about drug development and making a difference in the lives of patients, and we look forward to working with her as we execute across our deep pipeline of drug candidates.”

“I’m looking forward to working with the Celldex team to develop commercial strategies across its deep pipeline, especially as topline results from the METRIC study of glembatumumab vedotin in patients with triple-negative breast cancer are anticipated within the coming months,” said Dr. Heath-Chiozzi. “It’s an exciting time for the organization, and I’m thrilled to be a member of the team.”

Dr. Heath-Chiozzi joined Bristol-Myers Squibb in 2003, and prior to her most recent role, she served as Vice President, Global Regulatory Strategy, contributing to several business units including oncology, immunology, virology and genetically defined diseases. While at Bristol-Myers Squibb, she supported the global launches of several successful therapies in the areas of oncology, inflammation and infectious disease, including Yervoy®, Erbitux®, Orencia®, Sprycel®, Daklinza®, Sunvepra, Baraclude®, Atripla® and Reyataz®. From 1995 to 2003, Dr. Heath-Chiozzi served in roles of increasing responsibility at Abbott Laboratories, including Medical Director, Pharmacogenetics; Senior Director, Global Marketed Product Development and Outcomes Research; and Global Project Head, Abbott/Millennium Obesity/Diabetes Alliance. Before joining Abbott, she was appointed to the University of Hawaii John A. Burns School of Medicine, where she served as Assistant Professor, and was concurrently Director of the HIV Research Clinical at the Queen’s Medical Center as well as Director of the Women’s Immunology Clinical at the Kapiolani Medical Center for Women and Children, in Honolulu. Dr. Heath-Chiozzi received her B.S. and M.D. from the University of Utah. She received further medical training in internal medicine at Duke University and completed fellowships in infectious disease at Brigham & Women’s Hospital and Dana-Farber Cancer Institute in Boston.

Yervoy®, Orencia®, Sprycel®, Daklinza®, Baraclude®, Atripla® and Reyataz® are registered trademarks of Bristol-Myers Squibb. Erbitux® is a registered trademark of Eli Lilly & Co.

About Celldex Therapeutics, Inc.

Celldex is developing targeted therapeutics to address devastating diseases for which available treatments are inadequate. Our pipeline includes antibodies, antibody-drug conjugates and other protein-based therapeutics derived from a broad set of complementary technologies which have the ability to engage the human immune system and/or directly inhibit tumors to treat specific types of cancer or other diseases. Visit www.celldex.com.

Forward Looking Statement

This release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are typically preceded by words such as “believes,” “expects,” “anticipates,” “intends,” “will,” “may,” “should,” or similar expressions. These forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct or that those goals will be achieved, and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, our ability to successfully complete research and further development and commercialization of glembatumumab vedotin and other Company drug candidates; our ability to obtain additional capital to meet our long-term liquidity needs on acceptable terms, or at all, including the additional capital which will be necessary to complete the clinical trials that we have initiated or plan to initiate; our ability to realize the anticipated benefits from the acquisition of Kolltan and to operate the combined business efficiently; the uncertainties inherent in clinical testing and accruing patients for clinical trials; our limited experience in bringing programs through Phase 3 clinical trials; our ability to manage and successfully complete multiple clinical trials and the research and development efforts for our multiple products at varying stages of development; the availability, cost, delivery and quality of clinical and commercial grade materials produced by our own manufacturing facility or supplied by contract manufacturers, who may be our sole source of supply; the timing, cost and uncertainty of obtaining regulatory approvals; our ability to maintain and derive benefit from the Fast Track designation for glembatumumab vedotin which does not change the standards for regulatory approval or guarantee regulatory approval on an expedited basis, or at all; the failure of the market for the Company’s programs to continue to develop; our ability to protect the Company’s intellectual property; the loss of any executive officers or key personnel or consultants; competition; changes in the regulatory landscape or the imposition of regulations that affect the Company’s products; and other factors listed under “Risk Factors” in our annual report on Form 10-K and quarterly reports on Form 10-Q.

All forward-looking statements are expressly qualified in their entirety by this cautionary notice. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release. We have no obligation, and expressly disclaim any obligation, to update, revise or correct any of the forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact

Sarah Cavanaugh

Senior Vice President, Corporate Affairs & Administration

Celldex Therapeutics, Inc.

(781) 433-3161

scavanaugh@celldex.com

Charles Liles

Associate Director, Investor Relations & Corp Communications

Celldex Therapeutics, Inc.

(617) 383-3433

cliles@celldex.com

Dan Budwick

Founder, 1AB Media

(973) 271-6085

dan@1abmedia.com